    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1995.
                             SUBJECT TO AMENDMENT.
                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             ALABAMA POWER COMPANY
             (Exact name of registrant as specified in its charter)
                             ---------------------

                   ALABAMA                                     63-00004250
       (State or other jurisdiction of                       (I.R.S. Employer
        incorporation or organization)                     Identification No.)

                             600 NORTH 18TH STREET
                           BIRMINGHAM, ALABAMA 35291
                                  205-250-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                        ART P. BEATTIE, VICE PRESIDENT,
                            SECRETARY AND TREASURER
                             ALABAMA POWER COMPANY
                             600 NORTH 18TH STREET
                           BIRMINGHAM, ALABAMA 35291
                                  205-250-2505
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

  The Commission is requested to mail signed copies of all orders, notices and communications to:

        W. L. WESTBROOK                JOHN D. MCLANAHAN, ESQ.           WALTER M. BEALE, JR., ESQ.
    EXECUTIVE VICE PRESIDENT             TROUTMAN SANDERS LLP                 BALCH & BINGHAM
        SOUTHERN COMPANY              600 PEACHTREE STREET, N.E.          1901 SIXTH AVENUE NORTH
         SERVICES, INC.                       SUITE 5200                         SUITE 2600
    64 PERIMETER CENTER EAST         ATLANTA, GEORGIA 30308-2216         BIRMINGHAM, ALABAMA 35203
     ATLANTA, GEORGIA 30346

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                      PROPOSED        PROPOSED
                                       AMOUNT         MAXIMUM         MAXIMUM        AMOUNT OF
      TITLE OF EACH CLASS OF           TO BE       OFFERING PRICE    AGGREGATE      REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED      PER UNIT*    OFFERING PRICE*       FEE
--------------------------------------------------------------------------------------------------
First Mortgage Bonds
Class A Preferred Stock             $300,000,000        100%        $300,000,000      $103,449
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

* These figures have been arbitrarily assumed solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
     THE WITHIN PROSPECTUS CONTAINS THE INFORMATION REQUIRED BY RULE 429 OF THE COMMISSION UNDER THE SECURITIES ACT OF 1933 WITH RESPECT TO $142,000,000 OF FIRST MORTGAGE BONDS OR CLASS A PREFERRED STOCK OF THE REGISTRANT REMAINING UNSOLD UNDER REGISTRATION STATEMENT NO. 33-49653.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                       DATE OF ISSUANCE: AUGUST 15, 1995
PROSPECTUS

                             ALABAMA POWER COMPANY
                      A SUBSIDIARY OF THE SOUTHERN COMPANY

                              FIRST MORTGAGE BONDS

                            CLASS A PREFERRED STOCK
                       CUMULATIVE, PAR VALUE $1 PER SHARE

                             ---------------------

     Alabama Power Company ("ALABAMA") may sell its First Mortgage Bonds (the "new First Mortgage Bonds") and Class A Preferred Stock, Cumulative, Par Value $1 Per Share (the "new Class A Preferred Stock"), aggregating up to $442,000,000 in principal amount or stated capital, as the case may be, in one or more transactions. See "Plan of Distribution."

     An accompanying Prospectus Supplement (the "Prospectus Supplement") will set forth the original principal amount, maturity date, interest rate provisions, redemption provisions and other terms of each series of the new First Mortgage Bonds and the number of shares, stated capital, dividend rate provisions, redemption provisions and other terms of each series of the new Class A Preferred Stock.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

Dated August   , 1995

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY OR THEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ALABAMA SINCE THE RESPECTIVE DATES OF THIS PROSPECTUS AND ANY SUCH PROSPECTUS SUPPLEMENT.
                             ---------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES HEREBY OFFERED OR OTHER SECURITIES OF ALABAMA AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                             ---------------------

     ALABAMA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information can be inspected and copied at the offices of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Suite 1400, Chicago, Ill.; and 13th Floor, Seven World Trade Center, New York, N.Y. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Certain securities of ALABAMA are listed on the New York Stock Exchange, and reports and other information concerning ALABAMA can be inspected at the office of such Exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have heretofore been filed by ALABAMA with the SEC pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

          1. Annual Report on Form 10-K for the year ended December 31, 1994.

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

          3. Current Report on Form 8-K dated February 15, 1995.

     All documents subsequently filed by ALABAMA with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

     ALABAMA HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO ART
P. BEATTIE, VICE PRESIDENT, SECRETARY AND TREASURER, ALABAMA POWER COMPANY, 600 NORTH 18TH STREET, BIRMINGHAM, ALABAMA 35291, (205) 250-2505.

                              SELECTED INFORMATION

     The following material, which is presented herein solely to furnish limited introductory information regarding ALABAMA, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated herein by reference or elsewhere in this Prospectus, is qualified in its entirety by reference thereto and, therefore, should be read together therewith.

                             ALABAMA POWER COMPANY

Business......................  Generation, transmission, distribution and sale of electric energy
Service Area..................  Approximately 44,500 square miles comprising most of the
                                State of Alabama
Service Area Population
  (1990 Census)...............  Approximately 3,224,000
Customers at December 31,
  1994........................  1,211,270
Generating Capacity at
  December 31, 1994
  (kilowatts).................  9,921,263
Sources of Generation during
  1994 (kilowatt-hours).......  Coal (68%), Nuclear (23%), Hydro (9%), Oil and Gas (less than 0.5%)

Sources of Generation
  Estimated for 1995
  (kilowatt-hours)............  Coal (74%), Nuclear (19%), Hydro (7%), Oil and Gas (less than 0.5%)

                         SELECTED FINANCIAL INFORMATION

                                                                                                      12 MONTHS
                                                       YEAR ENDED DECEMBER 31,                       ENDED JULY
                                    --------------------------------------------------------------   31, 1995(1)
                                       1990         1991         1992         1993         1994      (UNAUDITED)
                                    ----------   ----------   ----------   ----------   ----------   -----------
                                                             (THOUSANDS, EXCEPT RATIOS)
Operating Revenues(2).............  $2,722,424   $2,846,794   $2,846,840   $3,007,609   $2,935,142   $2,934,247
Income Before Interest Charges....  $  576,576   $  613,955   $  605,673   $  606,093   $  592,540   $  596,488
Net Income After Dividends on
  Preferred Stock.................  $  312,803   $  339,666   $  338,555   $  346,494   $  356,338   $  348,705
Ratio of Earnings to Fixed
  Charges(3)......................        3.10         3.30         3.41         3.45         3.75         3.55
Ratio of Earnings to Fixed Charges
  Plus Preferred Dividend
  Requirements (Pre-Income Tax
  Basis)(4).......................        2.53         2.71         2.79         2.90         3.16         3.01

                                                              CAPITALIZATION (UNAUDITED) AS OF
                                                                        JUNE 30, 1995
                                                             -----------------------------------
                                                               ACTUAL          AS ADJUSTED(5)
                                                             ----------     --------------------
                                                               (THOUSANDS, EXCEPT PERCENTAGES)
Common Stock Equity........................................  $2,627,132     $2,627,132      44.5%
Cumulative Preferred Stock.................................     440,400        540,400       9.1
Long-Term Debt.............................................   2,396,604      2,738,604      46.4
                                                             ----------     ----------     -----
          Total, excluding amounts due within one year.....  $5,464,136     $5,906,136     100.0%
                                                              =========      =========     =====

---------------

(1) See "Recent Results of Operations" herein.
(2) "Operating Revenues" for the year ended December 31, 1990 include amounts relating to certain energy sales (including sales to affiliates) that formerly were classified as purchased and interchanged power, net. Such amounts were reclassified to "Operating Revenues" effective December 31, 1991 in accordance with accounting requirements of the Federal Energy Regulatory Commission. "Operating Revenues" for the year ended December 31, 1994, and the twelve months ended July 31, 1995, include an adjustment due to a change in the estimating procedure for unbilled kilowatt-hours and associated revenues. See note 3 to the financial statements of ALABAMA included in ALABAMA's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference.
(3) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Income Before Interest Charges" all income taxes deducted therefrom and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.
(4) In computing this ratio, "Preferred Dividend Requirements" represent the before income tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
(5) Reflects the sale of the new First Mortgage Bonds and new Class A Preferred Stock, assuming amounts of $342,000,000 and $100,000,000, respectively, and no corresponding redemptions or other retirements of outstanding securities.

                             ALABAMA POWER COMPANY

     ALABAMA is a corporation organized under the laws of the State of Alabama on November 10, 1927, by the consolidation of a predecessor Alabama Power Company, Gulf Electric Company and Houston Power Company. The predecessor Alabama Power Company had a continuous existence since its incorporation in 1906. The principal executive offices of ALABAMA are located at 600 North 18th Street, Birmingham, Alabama 35291, and the telephone number is (205) 250-1000.

     ALABAMA is a wholly-owned subsidiary of The Southern Company, a holding company registered under the Public Utility Holding Company Act of 1935. ALABAMA is engaged, within the State of Alabama, in the generation and purchase of electricity and the distribution and sale of such electricity at retail in over 1,000 communities (including Anniston, Birmingham, Gadsden, Mobile, Montgomery and Tuscaloosa), and at wholesale to 15 municipally-owned electric distribution systems, 11 of which are served indirectly through sales to the Alabama Municipal Electric Authority, and two rural distributing cooperative associations. ALABAMA also supplies steam service in downtown Birmingham. ALABAMA owns coal reserves near its Gorgas Steam-Electric Generating Plant and uses the output of coal from these reserves in its generating plants. It also sells, and cooperates with dealers in promoting the sale of, electric appliances.

     ALABAMA and one of its affiliates, Georgia Power Company ("GEORGIA"), each own 50% of the common stock of Southern Electric Generating Company ("SEGCO"). SEGCO owns generating units with an aggregate capacity of 1,019,680 kilowatts at the Ernest C. Gaston Steam Plant ("Plant Gaston") on the Coosa River near Wilsonville, Alabama. ALABAMA and GEORGIA are each entitled to one-half of the capacity and energy of these units. ALABAMA acts as SEGCO's agent in the operation of SEGCO's units and furnishes coal to SEGCO as fuel for its units. SEGCO also owns three 230,000 volt transmission lines extending from Plant Gaston to the Georgia state line.

                                USE OF PROCEEDS

     Except as may be otherwise described in a Prospectus Supplement, the proceeds from the sale of the new First Mortgage Bonds and new Class A Preferred Stock will be used in connection with ALABAMA's ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

                          RECENT RESULTS OF OPERATIONS

     For the twelve months ended July 31, 1995, the unaudited amounts of "Operating Revenues", "Income Before Interest Charges", and "Net Income After Dividends on Preferred Stock" were $2,934,247,000, $596,488,000 and $348,705,000, respectively. In the opinion of the management of ALABAMA, the above amounts for the twelve months ended July 31, 1995 reflect all adjustments (which were only normal recurring adjustments, except as indicated in Note 2 to the Selected Financial Information above) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the twelve months ended July 31, 1995 were 3.55 and 3.01, respectively.

                            DESCRIPTION OF NEW BONDS

     The new First Mortgage Bonds may be issued and sold by ALABAMA in one or more series. In the following description, references to the "new Bonds" and the "new Supplemental Indenture" (as hereinafter defined) are to new First Mortgage Bonds of the particular series referred to in the Prospectus Supplement and the new Supplemental Indenture pursuant to which such series is issued.

     General: The new Bonds are to be issued under the Indenture dated as of January 1, 1942, between ALABAMA and Chemical Bank, as Trustee, as supplemented by various supplemental indentures and as to be further supplemented by a Supplemental Indenture to be dated as of the first day of the calendar month during which the new Bonds are issued (the "new Supplemental Indenture"), all of which are exhibits to the registration statement of which this Prospectus is a part or incorporated by reference therein and are collectively referred to as the "Mortgage". The statements herein concerning the new Bonds and the Mortgage are an outline and do not purport to be complete descriptions thereof. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Mortgage.

     The new Bonds will mature on the date shown in their title as set forth in the Prospectus Supplement.

     The new Bonds in definitive form will be issued only as registered bonds without coupons in denominations of $1,000 or authorized multiples thereof or in such other denominations as set forth in the Prospectus Supplement. New Bonds will be exchangeable for a like aggregate principal amount of new Bonds of other authorized denominations, and are transferable, at the principal corporate trust office of the Trustee in New York City, or at such other office or agency of ALABAMA as ALABAMA may from time to time designate, without payment of any charge other than for any tax or taxes or other governmental charge.

     Any proposed listing of the new Bonds on a securities exchange will be described in the Prospectus Supplement.

     Except as otherwise may be indicated in the Prospectus Supplement, there are no provisions of the Mortgage which are specifically intended to afford holders of the new Bonds protection in the event of a highly leveraged transaction involving ALABAMA.

     Interest Rate Provisions: The Prospectus Supplement will set forth the interest rate provisions of the new Bonds, including payment dates, the record dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic interest rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement).

     Redemption Provisions: The redemption provisions applicable to the new Bonds will be described in the Prospectus Supplement.

     Priority and Security: The new Bonds will rank equally as to security with the bonds of other series presently outstanding under the Mortgage, which is a direct first lien on substantially all of ALABAMA's fixed property and franchises, used or useful in its public utility business, subject only to excepted encumbrances, as defined in the Mortgage (Section 1.02).

     The Mortgage permits, within certain limitations specified in Section 7.05, the acquisition of property subject to prior liens. Under certain conditions specified in Section 7.14, additional indebtedness secured by such prior liens may be issued to the extent of 60% of the cost to ALABAMA or the fair value at date of acquisition, whichever is less, of the net property additions made by ALABAMA to the property subject to such prior lien.

     Improvement Fund Requirement: Pursuant to the new Supplemental Indenture and similar provisions of the supplemental indentures creating other series of bonds currently outstanding under the Mortgage (other than nine series of bonds aggregating $459,340,000 in principal amount issued and outstanding as of June 30, 1995 as collateral security for certain obligations), the annual improvement fund requirement applicable to the new Bonds and the bonds of each such other series, which must be satisfied on or before June 1 in each year, is equal to 1% of the principal amount of bonds authenticated of each such series prior to January 1 of that year (less bonds of such series retired directly or indirectly as a result of the release of property). The improvement fund requirements may be satisfied in cash or in principal amount of bonds authenticated under the Mortgage or to the extent of 60% of the cost or fair value, whichever is less, of unfunded net property additions. Any cash so deposited is to be used by the Trustee for the redemption at their then special redemption prices or other retirement of bonds of such series as may be designated by ALABAMA (subject to such limitation, if any, as to the new Bonds as set forth in the Prospectus Supplement and except as to limitations which have been or may be established in the supplemental indentures creating other series of bonds) or may be withdrawn by ALABAMA against the deposit of bonds or to the extent of 60% of unfunded net property additions.

     Replacement Requirement: By Section 4 of the Supplemental Indenture dated as of October 1, 1981, ALABAMA is required to certify to the Trustee unfunded net property additions or to deposit with the Trustee cash or bonds in an amount equal to the amount by which annual expenditures for renewals and replacements are less than 2.25% of the average annual amount of depreciable mortgaged property or such revised percentage as shall be authorized or approved by the SEC, or any successor commission, under the Public Utility Holding Company Act of 1935. Any available replacement credit may be carried forward and deposited cash or bonds may be withdrawn, used or applied in accordance with the provisions of said section.

     Any limitation on the right of ALABAMA to redeem new Bonds through the operation of the replacement provisions of the Mortgage will be described in the Prospectus Supplement.

     The Mortgage (Section 7.16) provides for an examination of the mortgaged property by an independent engineer at least once every five years. ALABAMA covenants to make good any maintenance deficiency shown by the certificate of such engineer and to record retirements as called for thereby.

     Issuance of Additional Bonds: Additional bonds may be issued under the Mortgage (a) under Article IV to the extent of 60% of the cost or fair value at date of acquisition, whichever is less, of unfunded net property additions, as defined in the Mortgage (Sections 1.08 through 1.11, as amended), or (b) under
Article V against the retirement of other bonds theretofore outstanding under the Mortgage, or (c) under Article VI against the deposit of cash equal to the principal amount of bonds to be issued. Such additional bonds, however, may be issued, except in certain cases when issued under Article V, only if, for a period of twelve consecutive calendar months within the fifteen preceding calendar months, the net earnings of ALABAMA, as defined in the Mortgage (Section 1.03, as amended), shall have been at least twice the interest requirements for one year on all bonds outstanding, including the additional bonds applied for and all outstanding prior lien bonds and other indebtedness of the character described in the Mortgage. Such net earnings are computed, in effect, after making certain deductions including (i) all operating expenses other than income and excess profits taxes and (ii) the amount, if any, by which the aggregate charges to expense or income to provide for depreciation are less than 2.25% of the average amount of depreciable mortgaged property. Under this provision, no amount is included in interest requirements on account of $167,950,000 principal amount of first mortgage bonds (out of a total of $459,340,000 principal amount) issued and outstanding as of June 30, 1995, as collateral for certain obligations for which such bonds are pledged as security. No interest is payable on any such bonds unless and until default occurs on such obligations.

     Cash deposited as the basis for the issuance of bonds may be applied to the retirement of bonds or be withdrawn against the deposit of bonds or be withdrawn to the extent of 60% of the cost or fair value, whichever is less, of unfunded net property additions (Article VI).

     Release and Substitution of Property: The Mortgage (Article X) provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, upon the basis of cash deposited with the Trustee, bonds or purchase money obligations delivered to the Trustee, prior lien bonds delivered to the Trustee or reduced or assumed, property additions acquired in exchange for the property released, or unfunded net property additions certified to the Trustee.

     The Mortgage (Section 10.05) permits the cash proceeds of released property and other funds to be withdrawn either upon a showing that unfunded net property additions exist or against the deposit of bonds and also permits such proceeds and other funds to be applied to the retirement of bonds.

     Restrictions on Common Stock Dividends: There are various restrictions on Common Stock dividends in the Mortgage (which are to remain in effect so long as certain series of bonds are outstanding). Any restrictions on dividends and distributions on Common Stock in the new Supplemental Indenture will be set forth in the Prospectus Supplement.

     See also "Description of New Stock -- Restrictions on Common Stock Dividends" herein.

     Amendments to the Mortgage: By Section 6(g) of the Supplemental Indenture dated as of October 1, 1981, the Mortgage may be modified with the consent of the holders of not less than a majority in principal amount of the bonds at the time outstanding which would be affected by the action proposed to be taken. However, the bondholders shall have no power (i) to extend the fixed maturity of any bonds, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, without the express consent of the holder of each bond which would be so affected, or (ii) to reduce the aforesaid percentage of bonds, the holders of which are required to consent to any such modification, without the consent of the holders of all bonds outstanding, or
(iii) to permit the creation by ALABAMA of any mortgage or pledge or lien in the nature thereof, not otherwise permitted under the Mortgage, ranking prior to or equal with the lien of the Mortgage on any of the mortgaged and pledged property, or (iv) to deprive the holder of any bond outstanding under the Mortgage of the lien thereof on any of the mortgaged and pledged property. The Trustee shall not be obligated to enter into a supplemental indenture which would affect its own rights, duties or immunities under the Mortgage or otherwise.

     Regarding the Trustee: Chemical Bank, New York, is Trustee under the Mortgage. Such bank is a depositary of ALABAMA. ALABAMA and its affiliates borrow from such bank from time to time.

     Enforcement Provisions: The Mortgage (Section 11.05) provides that, upon the occurrence of certain events of default, the Trustee or the holders of not less than 20% in principal amount of outstanding bonds may declare the principal of all outstanding bonds immediately due and payable, but that, upon the curing of any such default, the holders of a majority in principal amount of outstanding bonds may waive such default and its consequences.

     The holders of a majority in principal amount of outstanding bonds may direct the time, method and place of conducting any proceeding for the enforcement of the Mortgage (Sections 11.12 and 11.01). No holder of any bond has any right to institute any proceedings to enforce the Mortgage or any remedy thereunder, unless such holder shall previously have given to the Trustee written notice of a default, and unless such holder or holders shall have tendered to the Trustee indemnity against costs, expenses and liabilities, and unless the holders of not less than 20% in principal amount of outstanding bonds shall have tendered such indemnity and requested the Trustee to take action and the Trustee shall have failed to take action within 60 days (Section 11.14).

     Defaults: By Section 11.01 of the Mortgage, the following events are defined as "defaults": failure to pay principal; failure for 60 days to pay interest; failure for 90 days to pay any sinking or other purchase fund installment; certain events in bankruptcy, insolvency or reorganization; and failure for 90 days after notice to perform other covenants. By Section 9.03 of the Mortgage, a failure by ALABAMA to deposit or direct the application of money for the redemption of bonds called for redemption also constitutes a default.

     Evidence as to Compliance with Conditions and Covenants: The Mortgage requires ALABAMA to furnish to the Trustee, among other things, a certificate of officers and an opinion of counsel as evidence of compliance with conditions precedent provided for therein; a certificate of an engineer (who, in certain instances, must be an independent engineer) with respect to the fair value of property certified or released; and a certificate of an accountant (who, in certain instances, must be an independent public accountant) as to compliance with the earnings, improvement fund and replacement requirements. Various certificates and other documents are required to be filed periodically or upon the happening of certain events; however, no general periodic evidence is required by the Mortgage to be furnished as to the absence of default or as to compliance with the terms of the Mortgage in general.

                            DESCRIPTION OF NEW STOCK

     The new Class A Preferred Stock may be issued and sold by ALABAMA in one or more series. In the following description, references to the "new Stock" are to new Class A Preferred Stock of the particular series referred to in the Prospectus Supplement.

     General: The new Stock is to be established by resolutions of the Board of Directors of ALABAMA (the "Resolutions"), a copy of which is an exhibit to the registration statement (or incorporated by reference therein) to which reference is hereby made. The Resolutions shall include a provision fixing the stated capital of the new Stock. The statements herein concerning the new Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by express reference to the cited provisions of the charter of ALABAMA, as amended (the "charter"), a copy of which is filed as an exhibit to the registration statement. The general provisions which apply to the preferred stock of ALABAMA of all classes, which are now or may hereafter be authorized or created, are set forth in the charter.

     In addition to the new Class A Preferred Stock, at June 30, 1995, there were outstanding 11,520,000 shares of Class A Preferred Stock with a stated capital of $25 per share, 500,000 shares of Class A Preferred Stock with a stated capital of $100 per share and 200 shares of Class A Preferred Stock with a stated capital of $100,000 per share. Additionally, at June 30, 1995, ALABAMA had outstanding 824,000 shares of Preferred Stock which have a par value of $100 per share. The Class A Preferred Stock ranks on a parity as to dividends and assets with the outstanding Preferred Stock and has the same rights and preferences as the outstanding Preferred Stock. On all matters submitted to a vote of the holders of the Preferred Stock and the Class A Preferred Stock (other than a change in the rights and preferences of only one, but not the other, such kind of stock), both kinds of stock vote together as a single class, and each share of Preferred Stock and Class A Preferred Stock shall have the relative voting rights described in "Voting Rights" herein.

     The new Stock will not be subject to further calls or to assessment by ALABAMA.

     Any proposed listing of the new Stock on a securities exchange will be described in the Prospectus Supplement.

     Transfer Agent and Registrar: The new Stock will be transferable at the office of Southern Company Services, Inc., 64 Perimeter Center East, Atlanta, Georgia 30346, which will also serve as the Registrar.

     Dividend Rights: The holders of the Preferred Stock and Class A Preferred Stock of each class are entitled to receive cumulative dividends, payable when and as declared by the Board of Directors, at the rates determined for the respective classes, before any dividends may be declared or paid on the Common Stock. Dividends on the Preferred Stock and Class A Preferred Stock must have been or be contemporaneously declared and set apart for payment, or paid, on the Preferred Stock and Class A Preferred Stock of all classes for all dividend periods terminating on the same or an earlier date (Charter -- A. Preferred Stock -- 2. General Provisions -- a and b).

     The Prospectus Supplement will set forth the dividend rate provisions of the new Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement). Dividends payable on the new Stock will be cumulative from the date of original issue.

     Restrictions on Common Stock Dividends: ALABAMA's charter contains provisions which prohibit the payment of cash dividends on Common Stock (except those paid concurrently with the receipt of a cash capital contribution in like amount) in cases where retained earnings are not at least equal to two times annual dividends on the outstanding Preferred Stock and the Class A Preferred Stock. At June 30, 1995, this restriction amounted to $53,673,000. The charter also limits cash dividends on Common Stock to 50% of net income during a prior period of twelve months if, calculated on a corporate basis, the ratio of Common Stock equity to total capitalization, including surplus, adjusted to reflect the payment of the proposed dividend, is below 20%, and to 75% of net income if such ratio is 20% or more but less than 25%.

     See also "Description of New Bonds -- Restrictions on Common Stock Dividends" herein.

     Redemption Provisions: The redemption provisions applicable to the new Stock will be described in the Prospectus Supplement.

     The charter provides that ALABAMA shall not redeem, purchase or otherwise acquire any shares of Preferred Stock or Class A Preferred Stock if, at the time of such redemption, purchase or other acquisition, dividends payable on the Preferred Stock or Class A Preferred Stock of any class shall be in default in whole or in part unless, prior to or concurrently with such redemption, purchase or other acquisition, all such defaults shall be cured or unless such action has been ordered, approved or permitted under the Public Utility Holding Company Act of 1935 by the SEC or any successor commission or regulatory authority of the United States of America (Charter -- A. Preferred Stock -- 2. General
Provisions -- d).

     Voting Rights: Except as otherwise provided by law or in the charter, the right to vote is vested in the holders of the Common Stock; provided, however, that, if and so long as four quarterly dividends payable on the Preferred Stock or Class A Preferred Stock of any class shall be in default, the holders of the Preferred Stock and Class A Preferred Stock of all classes shall have the exclusive right, voting separately and as a single class, to elect the smallest number of directors which shall constitute a majority of the then authorized number of directors and, on all other matters, the right to vote together with the holders of the Common Stock. In each instance in which the holders of the Preferred Stock and the Class A Preferred Stock are entitled to vote separately and as a single class or to vote together with the holders of the Common Stock, the relative voting power of the various classes of stock shall be computed as hereinafter provided. Stockholders are entitled to cumulative voting at elections of directors (Charter -- C. Voting Powers).

     The affirmative vote of at least two-thirds of the total voting power of the outstanding shares of Preferred Stock and Class A Preferred Stock will be required for --

          (a) the authorization or creation of any kind of stock preferred as to dividends or assets over the Preferred Stock or Class A Preferred Stock or the issue (such issuance to be within twelve months after such vote) of any shares of any kind of stock preferred as to dividends or assets over the Preferred Stock or Class A Preferred Stock or any security convertible into such kind of stock or a change in any of the rights and preferences of the then outstanding Preferred Stock or Class A Preferred Stock in any manner so as to affect adversely the holders thereof; provided, however, that, if any such change would adversely affect the holders of only one, but not the other, such kind of stock, only the vote of the holders of at least two-thirds of the total voting power of the outstanding shares of the kind so affected will be required; or

          (b) the issue, sale or other disposition of any shares of Preferred Stock if the total number of shares thereof to be outstanding would exceed 300,000, or the issue, sale or other disposition of any shares of Class A Preferred Stock, or the issue, sale or other disposition of any senior or equally ranking stock, or the reissue, sale or other disposition of any shares of Preferred Stock or Class A Preferred Stock or senior or equally ranking stock which have been redeemed, purchased or otherwise acquired by ALABAMA, unless, in any such case, (i) net income available for dividends for a period of twelve consecutive calendar months within the 15 preceding calendar months is at least equal to two times the annual dividend requirements on all outstanding shares of Preferred Stock and Class A Preferred Stock and on senior or equally ranking stock to be outstanding;
     (ii) gross income available for interest for a period of twelve consecutive calendar months within the 15 preceding calendar months is at least equal to one and one-half times the aggregate of annual interest requirements and annual dividend requirements on all outstanding shares of Preferred Stock and Class A Preferred Stock and on senior or equally ranking stock to be outstanding; and (iii) the aggregate of common stock capital and surplus is not less than the aggregate amount payable upon involuntary liquidation on all shares of Preferred Stock and Class A Preferred Stock and on senior or equally ranking stock to be outstanding (Charter -- A. Preferred
     Stock -- 2. General Provisions -- e.).

     The affirmative vote of at least a majority of the total voting power of the outstanding shares of Preferred Stock and Class A Preferred Stock will be required for --

          (a) a disposition of substantially all of ALABAMA's property, or a merger or consolidation, unless such action has been approved under the Public Utility Holding Company Act of 1935 by the SEC or any successor commission or regulatory authority of the United States of America; or

          (b) the issue or assumption of any securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the Preferred Stock or Class A Preferred Stock or of any senior or equally ranking stock) if immediately after such issue or assumption the total outstanding principal amount of all securities representing unsecured debt will thereby exceed 20% of the aggregate of all existing secured debt and the capital stock, premiums thereon, and surplus, as stated on the books. (Charter -- A. Preferred Stock -- 2. General Provisions -- f.).

     The charter provides that relative voting power of each share of Preferred Stock and Class A Preferred Stock shall be in the same proportion to all the outstanding shares of Preferred Stock and Class A Preferred Stock as the ratio of (i) the stated capital of such share to (ii) the aggregate stated capital of all then outstanding shares of Preferred Stock and Class A Preferred Stock. Thus, a share of Class A Preferred Stock having a stated capital of $25 per share will have one-fourth the voting power of a share of Preferred Stock or Class A Preferred Stock having a stated capital of $100 per share. In voting by holders of Preferred Stock and Class A Preferred Stock together with the holders of the Common Stock, each share of Common Stock will have one vote, each share of Preferred Stock will have one vote and each share of Class A Preferred Stock having a stated capital of other than $100 per share will have that number of votes which is proportionate to such one vote as determined above in this paragraph (Charter -- C. Voting Powers).

     Liquidation Rights: Upon voluntary or involuntary liquidation, the holders of the Preferred Stock and Class A Preferred Stock of each class, without preference between classes, will be entitled to receive the amounts specified to be payable on the shares of such class (which, in the case of the new Stock, is an amount equal to the stated capital per share on involuntary liquidation, or an amount equal to the then current regular redemption price per share on voluntary liquidation, plus accrued dividends in each case) before any distribution of assets may be made to the holders of the Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preferred Stock and Class A Preferred Stock, are to be distributed pro rata to the payment, first, of the amount per share payable in the event of involuntary liquidation, second, of accrued dividends, and third, of any premium
(Charter -- A. Preferred Stock -- 2. General Provisions -- c.).

     Sinking Fund: The terms and conditions of a sinking fund or purchase fund, if any, for the benefit of the holders of the new Stock will be set forth in the Prospectus Supplement.

     Other Rights: The holders of the new Stock do not have any preemptive or conversion rights.

                           LEGAL OPINIONS AND EXPERTS

     Counsel for ALABAMA, Balch & Bingham, Birmingham, Alabama, and Troutman Sanders LLP, Atlanta, Georgia, will render opinions to the underwriters or purchasers upon the legality of the new First Mortgage Bonds and new Class A Preferred Stock. A separate firm may act as counsel for the underwriters or purchasers and render an opinion to them upon the legality of the new First Mortgage Bonds and new Class A Preferred Stock. However, all matters of Alabama law will be passed upon only by Balch & Bingham.

     The financial statements and schedules of ALABAMA included in ALABAMA's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. With respect to the ALABAMA unaudited interim financial information for the periods ended March 31, 1995 and 1994, and June 30, 1995 and 1994, included in ALABAMA's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995, respectively, and incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for review of such information. However, their separate reports thereon state that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures employed. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on the unaudited interim financial information because these reports are not "reports" or "parts" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of said Act.

     Statements as to matters of law and legal conclusions in ALABAMA's Annual Report on Form 10-K for the year ended December 31, 1994, relating to titles to property of ALABAMA under "Item 2 -- Properties -- Titles to Property", relating to ALABAMA and SEGCO under "Item 1 -- Business -- Regulation" and relating to ALABAMA under "Item 1 -- Business -- Rate Matters", "Item
1 -- Business -- Long-Term Power Sales Agreements" and "Item
1 -- Business -- Competition", and in this Prospectus relating to the lien of the Mortgage and the priority of the new First Mortgage Bonds under "Description of New Bonds -- Priority and Security", have been reviewed by Balch & Bingham, general counsel for ALABAMA, and such statements are made upon the authority of such firm as experts.

                              PLAN OF DISTRIBUTION

     ALABAMA may sell the new First Mortgage Bonds and new Class A Preferred Stock in one or more transactions. Purchasers of the new First Mortgage Bonds and new Class A Preferred Stock from ALABAMA may include underwriters, dealers or purchasers acting for themselves. A Prospectus Supplement will set forth the purchase price of any series of the new First Mortgage Bonds and new Class A Preferred Stock with respect to which an agreement of sale has been entered into by ALABAMA, the proceeds to ALABAMA from such sale, and the terms of any re-offering, including the names of any underwriters, any underwriting discounts and other items consisting of underwriters' compensation, any fixed public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any fixed public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are involved in the sale, new First Mortgage Bonds or new Class A Preferred Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase new First Mortgage Bonds or new Class A Preferred Stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such new First Mortgage Bonds or new Class A Preferred Stock if any are purchased.

     New First Mortgage Bonds and new Class A Preferred Stock may be sold directly by ALABAMA or through agents designated by ALABAMA from time to time. A Prospectus Supplement will set forth the name of any agent involved in any such offer or sale, as well as any commissions payable by ALABAMA to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Prospectus Supplement will set forth the name or names and terms of appointment of any remarketing agent or agents or any auction agent or agents which may be appointed by ALABAMA in connection with any remarketing procedures or auction procedures, as the case may be, that may be applicable as described in the Prospectus Supplement.

     ALABAMA may agree to indemnify underwriters and purchasers of the new First Mortgage Bonds and new Class A Preferred Stock and any agents designated by ALABAMA as aforesaid against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     Underwriters or purchasers of the new Class A Preferred Stock may include one or more of the following: Robert W. Baird & Co. Incorporated; Bear, Stearns & Co. Inc.; J.C. Bradford & Co.; Alex. Brown & Sons Incorporated; Chase Securities Inc.; Chemical Securities Inc.; Citicorp Securities, Inc.; Dain Bosworth Incorporated; Daiwa Securities America Inc.; Dean Witter Reynolds Inc.; Dillon, Read & Co. Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; A.G. Edwards & Sons, Inc.; CS First Boston Corporation; Goldman, Sachs & Co.; Interstate/Johnson Lane Corporation; Edward D. Jones & Co.; Kemper

Securities Group, Inc.; W.R. Lazard; Legg Mason Wood Walker Incorporated; Lehman Brothers; Merrill Lynch, Pierce, Fenner & Smith Incorporated; J.P. Morgan Securities Inc.; Morgan Keegan & Company, Inc.; Morgan Stanley & Co. Incorporated; Nomura Securities International, Inc.; PaineWebber Incorporated; Porter, White & Company, Inc.; Prudential Securities Incorporated; Pryor, McClendon, Counts & Co., Inc.; Raymond James & Associates, Inc.; Rauscher Pierce Refsnes, Inc.; The Robinson-Humphrey Company, Inc.; L.F. Rothschild and Co. Incorporated; Salomon Brothers Inc; Smith Barney Inc.; Sterne, Agee & Leach, Inc.; SouthTrust Securities, Inc.; Swiss Bank Corporation International Securities Inc.; Thomson McKinnon Securities Inc.; Thorton, Farish & Company, Inc.; Tucker Anthony Incorporated; UBS Securities Inc.; and Wertheim Schroder & Co. Incorporated.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of issuance and distribution, other than the underwriting discounts and commissions, to be borne by ALABAMA are as follows:

                                                        NEW BONDS                  NEW STOCK
                                                 ------------------------    ----------------------
                                                                  EACH                      EACH
                                                  INITIAL      ADDITIONAL    INITIAL     ADDITIONAL
                                                    SALE          SALE         SALE         SALE
                                                 ----------    ----------    --------    ----------
*Alabama mortgage privilege tax................  $  450,000     $     --     $     --     $     --
*Filing fees -- Securities and Exchange
  Commission -- Registration statement.........     103,449           --           --           --
 Charges of Trustee (including counsel)........      12,000       12,000           --           --
 Charges of Transfer Agent and Registrar.......          --           --        5,000        5,000
 Cost of definitive bond certificates..........       5,000        5,000           --           --
 Cost of stock certificates....................          --           --        5,000        5,000
 Printing and preparation of registration
   statement, prospectus, competitive bidding
   papers, supplemental indenture, etc.........      30,000       18,000       20,000       15,000
*Listing fee of New York Stock Exchange........          --           --           --           --
 Rating fees --
   Moody's Investors Service, Inc..............      45,000       45,000       15,000       15,000
   Standard & Poor's Corporation...............      21,000       15,000       12,000       12,000
   Duff and Phelps, Inc........................      20,000       12,500        8,000        8,000
 Services of Southern Company Services, Inc....      20,000       10,000       20,000       10,000
 Fees of counsel --
   Balch & Bingham.............................      45,000       30,000       45,000       30,000
   Troutman Sanders LLP........................      28,000       20,000       28,000       20,000
 Fees of accountants, Arthur Andersen LLP......      32,000       24,000       32,000       24,000
 Miscellaneous, including telephone charges and
   traveling expenses..........................       3,551        2,500        3,000        3,000
                                                 ----------    ----------    --------    ----------
      Total....................................  $  815,000     $194,000     $193,000     $147,000
                                                  =========    =========     ========    =========

---------------

* The Prospectus Supplement will reflect actual mortgage privilege tax and filing and listing fees based upon the amount of the related offering.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Code of Alabama, 1975, Sections 10-2B-8.51 and 10-2B-8.56 gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, when acting in his or her official capacity with the corporation, or, in all other cases, not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The same Sections also give a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees) reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, when acting in his or her official capacity with the corporation or, in all other cases, not opposed to the best interests of the corporation. No indemnification shall be made, however, in respect of any claim, issue or matter as to which such person shall have not met the applicable standard of conduct, shall have been adjudged to be liable to the corporation or, in connection with any other action, suit or proceeding charging improper personal benefit to such person, if such person was adjudged liable on the basis that personal benefit was improperly received by him, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Also, Section 10-2B-8.52 states that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

     Article XIII of the By-laws of ALABAMA provides in pertinent part as follows:

          Each person who is or was a director of the corporation, officer of the corporation or employee of the corporation holding one or more positions of management and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director of the corporation or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the corporation as a matter of right against any and all expenses (including attorneys' fees) actually and reasonably incurred by him and against any and all claims, judgments, fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law. The indemnification provided by this Section shall inure to the benefit of the heirs, executors and administrators of such person.

          Expenses (including attorneys' fees) incurred by a director or officer of the corporation, or by an employee of the corporation holding one or more positions of management, with respect to the defense of any such claim, action, suit or proceeding may be advanced by the corporation prior to the final disposition of such claim, action, suit or proceeding, as authorized by the board of directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the corporation under this Section or otherwise; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the corporation.

          The corporation may purchase and maintain insurance at the expense of the corporation on behalf of any person who is or was a director, officer, employee or agent of the corporation, or any person who is or was serving at the request of the corporation as a director (or the equivalent), officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense (including attorneys' fees) asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability or expense under this Section or otherwise.

          Without limiting the generality of the foregoing provisions of this Section, no present or future director or officer of the corporation, or his heirs, executors, or administrators, shall be liable for any act, omission, step, or conduct taken or had in good faith, which is required, authorized, or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any federal or state statute or municipal ordinance regulating the corporation, its parent or its subsidiaries by reason of their being holding or investment companies, public utility companies, public utility holding companies, or subsidiaries of public utility holding companies. In any action, suit, or proceeding based on any act, omission, step, or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense on the grounds of not being applicable to the particular class of plaintiff, each such director and officer, and his heirs, executors, and administrators, shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or imposed on him, in connection with, or arising out of, any such action, suit, or proceeding based on any act, omission, step, or conduct taken or had in good faith as in this paragraph described. Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs, and attorneys' fees.

          The foregoing rights shall not be exclusive of any other rights to which any such director or officer may otherwise be entitled and shall be available whether or not the director or officer continues to be a director or officer at the time of incurring any such expenses and liabilities.

     ALABAMA has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

ITEM 16.  EXHIBITS.

    EXHIBIT
    NUMBER
---------------
   *1       --  Underwriting Agreement.
    4(a)-1  --  Indenture dated as of January 1, 1942, between ALABAMA and Chemical Bank, as
                Trustee, and indentures supplemental thereto through that dated as of December
                1, 1994. (Designated in Registration Nos. 2-59843 as Exhibit 2(a)-2, 2-60484
                as Exhibits 2(a)-3 and 2(a)-4, 2-60716 as Exhibit 2(c), 2-67574 as Exhibit
                2(c), 2-68687 as Exhibit 2(c), 2-69599 as Exhibit 4(a)-2, 2-71364 as Exhibit
                4(a)-2, 2-73727 as Exhibit 4(a)-2, 33-5079 as Exhibit 4(a)-2, 33-17083 as
                Exhibit 4(a)-2, 33-22090 as Exhibit 4(a)-2, in Form 10-K for the year ended
                December 31, 1990, File No. 1-3164, as Exhibit 4(c), in Registration Nos.
                33-43917 as Exhibit 4(a)-2, 33-45492 as Exhibit 4(a)-2, 33-48885 as Exhibit
                4(a)-2, 33-48917 as Exhibit 4(a)-2, in Form 8-K dated January 20, 1993, File
                No. 1-3164, as Exhibit 4(a)-3, in Form 8-K dated February 17, 1993, File No.
                1-3164, as Exhibit 4(a)-3, in Form 8-K dated March 10, 1993, File No. 1-3164, as Exhibit 4(a)-3, in Certificate of Notification, File No. 70-8069, as
                Exhibits A and B, in Form 8-K dated June 24, 1993, File No. 1-3164, as Exhibit
                4, in Certificate of Notification, File No. 70-8069, as Exhibit A, in Form 8-K
                dated November 16, 1993, File No. 1-3164, as Exhibit 4(b), in Certificate of
                Notification, File No. 70-8069, as Exhibits A and B, in Certificate of
                Notification, File No. 70-8069, as Exhibit A, in Certificate of Notification,
                File No. 70-8069, as Exhibit A and in Form 8-K dated November 30, 1994, File
                No. 1-3164, as Exhibit 4.)
   *4(a)-2  --  Draft of new Supplemental Indenture between ALABAMA and Chemical Bank, as
                Trustee.
    4(b)-1  --  Charter of ALABAMA and amendments thereto through October 14, 1994.
                (Designated in Registration Nos. 2-59634 as Exhibit 2(b), 2-60209 as Exhibit
                2(c), 2-60484 as Exhibit 2(b), 2-70838 as Exhibit 4(a)-2, 2-85987 as Exhibit
                4(a)-2, 33-25539 as Exhibit 4(a)-2, 33-43917 as Exhibit 4(a)-2, in Form 8-K
                dated February 5, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated
                July 8, 1992, File No. 1-3164, as Exhibit 4(b)-3, in Form 8-K dated October
                27, 1993, File No. 1-3164, as Exhibits 4(a) and 4(b), in Form 8-K dated
                November 16, 1993, File No. 1-3164, as Exhibit 4(a) and in Certificate of
                Notification, File No. 70-8191, as Exhibit A.)

    EXHIBIT
    NUMBER
---------------
   *4(b)-2  --  Draft of proposed Certificate of Resolutions of Board of Directors of ALABAMA
                establishing the new Stock.
    4(c)    --  By-laws of ALABAMA as amended effective July 23, 1993, and presently in effect. (Designated in Form U-1, File No. 70-8191, as Exhibit A-2.)
    5       --  Opinion of Balch & Bingham.
   12(a)    --  Computation of ratio of earnings to fixed charges.
   12(b)    --  Computation of ratio of earnings to fixed charges plus preferred stock dividend requirements.
   15       --  Letter re: unaudited interim financial information.
   23(a)    --  The consent of Balch & Bingham is contained in Exhibit 5.
   23(b)    --  Consent of Arthur Andersen LLP.
   24       --  Power of Attorney.
   25       --  Statement on Form T-1 of Chemical Bank, as Trustee.
  *26       --  Terms and conditions relating to proposals for the purchase of the new Bonds and new Stock.

     Exhibits listed above which have heretofore been filed with the Securities and Exchange Commission, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.
---------------

* To be subsequently filed or incorporated by reference.

ITEM 17.  UNDERTAKINGS.

     (a) Undertaking related to 415 offering:

          The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Undertaking related to filings incorporating subsequent Securities Exchange Act of 1934 documents by reference:

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Undertaking related to acceleration of effectiveness:

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA AND STATE OF GEORGIA, ON THE 15TH DAY OF AUGUST, 1995.

                                          ALABAMA POWER COMPANY

                                          By ELMER B. HARRIS, PRESIDENT AND
                                             CHIEF EXECUTIVE OFFICER

                                          By WAYNE BOSTON
                                             (Wayne Boston, Attorney-in-fact)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                SIGNATURE                               TITLE                      DATE
------------------------------------------    --------------------------    -------------------

             ELMER B. HARRIS                  President, Chief Executive
                                                Officer and Director
                                                (Principal Executive
                                                Officer)

        WILLIAM B. HUTCHINS, III              Executive Vice President
                                                and Chief Financial
                                                Officer (Principal
                                                Financial Officer)

            DAVID L. WHITSON                  Vice President and
                                                Comptroller (Principal
                                                Accounting Officer)
              WHIT ARMSTRONG
             PHILIP E. AUSTIN
          MARGARET A. CARPENTER
              A.W. DAHLBERG
         PETER V. GREGERSON, SR.
             BILL M. GUTHRIE
            CARL E. JONES, JR.
          WALLACE D. MALONE, JR.
             WILLIAM V. MUSE                  Directors
              JOHN T. PORTER
             GERALD H. POWELL
             ROBERT D. POWERS
              JOHN W. ROUSE
             JAMES H. SANFORD
            JOHN COX WEBB, IV
              JOHN W. WOODS
          By       BOSTON  WAYNE                                            August 15, 1995
       (Wayne Boston, Attorney-in-fact)